Exhibit 23.4
Consent of Ryder Scott Company, L.P.
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report as of December 31, 2004 of the “Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Case)” for Ultra Petroleum Corp. dated February 11, 2005 which appears in the December 31, 2004 annual report on Form 10-K of Ultra Petroleum Corp.

/s/ Ryder Scott Company, L.P.
Houston, Texas
February 16, 2006